Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diffusion Pharmaceuticals Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-206408, No. 333-206409, No. 333-218060, No. 333-226782, and No. 333-233381) on Form S-8, (No. 333-222203, No. 333-233686, No. 333-234234, and No. 333-235670) on Form S-1, and (No. 333-218062, No. 333-222879, and No. 333-231541) on Form S-3 of Diffusion Pharmaceuticals Inc. of our report dated March 17, 2020, with respect to the consolidated balance sheets of Diffusion Pharmaceuticals Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Diffusion Pharmaceuticals Inc.

Our report dated March 17, 2020, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

McLean, Virginia
March 17, 2020